Exhibit 99.1

Media Contact:	Investor Contact:
Barbara Henderson	Erin Gehan
SVP, Worldwide Corp. Comm.	Sr. Director Investor Relations
(310) 410-9600 ext. 32736	(310) 410-9600 ext. 32862
HERBALIFE LTD. ANNOUNCES RECORD FIRST-QUARTER 2008 RESULTS
First Quarter Net Sales Increase 19.0 Percent to $604.4 Million
President & COO Probert Resigns
LOS ANGELES, April 30, 2008 — Herbalife Ltd. (NYSE: HLF) today reported first quarter net sales of $604.4 million, an increase of 19.0 percent compared to the same period of 2007. This record performance was attributable to double-digit growth in several of the company’s top countries; the U.S. up 14.3 percent, Taiwan up 14.8 percent, Italy up 29.7 percent, China up 111.5 percent, Japan up 10.4 percent, and Spain up 30.2 percent in each case as compared to the same period in 2007, including a 710 basis point favorable impact from currency fluctuations. The company’s Chairman and Chief Executive Officer Michael O. Johnson, said, “We are pleased to report our 17th consecutive quarter of double-digit growth and record net sales, as all five of our regions reported positive sales growth, reflecting the strong performance of our independent distributor organization. Herbalife’s continued success reflects geographic balance among our portfolio of 65 markets coupled with our distributor’s transition to a daily consumption retail model.”
During the first quarter 2008, total Sales Leaders1 increased 11.9 percent to 351,448 and new Sales Leaders increased 10.4 percent to 48,805 versus the first quarter of 2007. The company’s President’s Team membership increased 12.9 percent to 1,132 members and the company’s prestigious Chairman’s Club increased 16.7 percent to 35 members. “Double-digit growth of our Sales Leaders at all recognition levels of our marketing plan demonstrates the vitality we have throughout the distributor organization. Close collaboration between our independent distributors and our management team, coupled with strong distributor leadership, provides the foundation for our continued strong topline sales performance” added Johnson.
For the quarter ended March 31, 2008, the company reported net income of $62.4 million, or $0.93 per diluted share, compared to $41.2 million, or $0.55 per diluted share in the first quarter of 2007. The increase in net income was primarily attributable to double-digit net sales growth, expansion in operating profit margins, and a lower effective tax rate. Excluding the impact of expenses associated with the Realignment for Growth initiative and increase in tax reserves in first quarter 20072, adjusted diluted earnings per share in the first quarter of 2008 was a $0.32 improvement compared to the $0.61 in the first quarter of 2007, reflecting an increase of 52.1 percent.

[1]	See Schedule titled “Total Sales Leaders by Region” for more detail

[2]	See Schedule A — “Reconciliation of Non-GAAP Financial Measures” for more detail

During the first quarter, the company repurchased 0.4 million of its common shares through open market transactions at an average price of $39.28 for an aggregate cost of $17.7 million. Since this share repurchase program was authorized in April 2007 through first quarter 2008, the company has repurchased 9.5 million shares at an aggregate cost of $383.5 million, which is 85 percent of the $450 million authorization, or approximately 13 percent of its common stock, outstanding at the end of March 2008.
During the first quarter, the company invested approximately $25 million in capital expenditures, primarily related to enhancements to its management information systems, including the roll out of its Oracle ERP system, and additional infrastructure investments to improve distributor service levels in high growth markets.
First Quarter 2008 Business Highlights
The company supported the development and training of its distributors during the first quarter by hosting multiple events, including over 20,000 distributors at the South America Extravaganzas, as well as training events in the North America, EMEA, Mexico and Central America and Asia Pacific regions.
In March, Herbalife hosted its annual global Herbalife Honors event in Singapore where 1,100 Presidents Team members from around the world met and shared best practices and Herbalife distributors received approximately $34 million in Mark Hughes Bonus awards related to 2007.
Regional Performance
The Europe, Middle East and Africa (EMEA) region, the company’s largest region, reported net sales of $158.0 million in the first quarter of 2008, an increase of 10.3 percent versus the same period of 2007. However, excluding the benefit of currency fluctuations, net sales decreased 1.7 percent. The EMEA region realized net sales growth in several of its top markets during the first quarter of 2008, including Russia up 64.6 percent, Spain up 30.2 percent, and Italy up 29.7 percent, in each case compared to the first quarter of 2007. These net sales gains were partially offset by declines in other markets including Germany down 17.5 percent. The Netherlands, a top 10 market in the EMEA region, was essentially flat versus the comparable period of 2007. New Sales Leaders in the region, as of March 31, 2008, decreased 14.5 percent versus March 31, 2007 to 6,533. Total Sales Leaders in the region, as of March 31, 2008, decreased 8.3 percent to 61,802 versus March 31, 2007.
The Asia Pacific region reported net sales of $128.2 million in the first quarter of 2008, up 23.7 percent versus the same period of 2007. Excluding currency fluctuations, net sales increased 15.7 percent. The increase is attributable to net sales growth in China up 111.5 percent, Taiwan up 14.8 percent, Japan up 10.4 percent, and South Korea up 6.2 percent. New Sales Leaders in the region, as of March 31, 2008, increased 14.0 percent versus March 31, 2007 to 13,127. Total Sales Leaders as of March 31, 2008

increased 25.9 percent to 86,695 versus March 31, 2007. These figures include China sales employees.
The North America region reported net sales of $118.6 million in the first quarter of 2008, up 13.5 percent versus the same period of 2007, driven by growth in the US of 14.3 percent versus first quarter 2007. Excluding currency fluctuations, net sales increased 12.9 percent. New Sales Leaders in the region, as of March 31, 2008, were flat versus March 31, 2007 at 9,010. Total Sales Leaders in the region, as of March 31, 2008, increased 17.4 percent to 67,749 versus March 31, 2007.
The South America region reported net sales of $102.0 million in the first quarter of 2008, up 67.5 percent versus the same period of 2007. Excluding currency fluctuations, net sales increased 54.2 percent. The growth in the region was primarily attributable to double and triple digit growth in key markets including Venezuela up 299.6 percent, Bolivia up 461.3 percent, and Peru up 213.5 percent, as well as the region’s largest market, Brazil up 7.1 percent. New Sales Leaders in the region, as of March 31, 2008, increased 40.7 percent versus March 31, 2007 to 12,491. Total Sales Leaders in the region, as of March 31, 2008, increased 29.0 percent to 70,041 versus March 31, 2007.
The Mexico and Central America region reported net sales of $97.6 million in the first quarter of 2008, up 1.8 percent versus the same period of 2007. Excluding currency fluctuations, net sales for the region decreased 0.3 percent. Mexico, the largest market in the region, had a sales decrease of 0.5 percent. New Sales Leaders in the region, as of March 31, 2008, increased 6.4 percent versus March 31, 2007 to 7,644. Total Sales Leaders in the region, as of March 31, 2008, decreased 0.8 percent to 65,161 versus March 31, 2007.
Second Quarter 2008 and Full Year 2008 Guidance
Based on its current business trends, the company is raising its full year 2008 diluted earnings per share guidance to be in a range of $3.52 — $3.57 reflecting current foreign exchange rates and an effective tax rate of between 30.5 percent and 31.5 percent . This new guidance reflects an earnings per share growth of 30 percent to 32 percent compared to the adjusted 2007 earnings per share of $2.71.
The company is providing guidance for the second quarter of 2008 in the range of $0.89 — $0.92 for diluted earnings per share reflecting an effective tax rate of between 29.5 percent and 30.5 percent. Second quarter investment in capital expenditures is expected in the range of $25 million - $27 million, and full year 2008 capital expenditure guidance is expected to be in the range of $89 million — $92 million.
President & COO Probert Resigns
Chairman and CEO Michael O. Johnson accepted President and COO Gregory L. Probert’s resignation effective April 30, 2008. The misstatement of Probert’s academic credentials has been a matter under review by the board of directors. Given the company’s unwavering commitment to the highest standards in business ethics, the company had no other choice but to accept the resignation. Existing Herbalife personnel have assumed Probert’s responsibilities. Des Walsh, senior vice president of worldwide sales, has been promoted to executive vice president.
“Greg made substantial contributions to Herbalife,” said Johnson. “The circumstances surrounding his resignation are disappointing but I am very pleased that Des Walsh has accepted an expanded role in the company.”
In addition to his current responsibilities for sales strategy, business development, corporate events, call center and distributor services, and worldwide promotions, the company’s five regional managing directors will now report to Walsh, as will additional key functions in support of Herbalife’s independent distributors such as corporate marketing services and alliances.
“Des and I worked together at Disney in the successful expansion of the video business, and for the last four years at Herbalife, he has been instrumental to our very strong relationship with our distributors,” said Johnson. “Our distributors are the key to our success and Des is known and respected worldwide for his leadership.”
Walsh has extensive international business experience gained during his 20-year career in sales, marketing and executive management. He joined Herbalife in 2004 from DMX Music, where he was senior vice president of the commercial division and responsible for innovative sales programs and partnerships that led to growth in new U.S. markets. Prior to DMX, he was a vice president of Disney’s Buena Vista Home Entertainment, where he played a key role in expanding the company’s video business in the major markets of the world. Walsh’s previous experience includes key management positions at MovieQuik Systems, a division of The Southland Corporation (now 7-Eleven), and Commtron Corporation, a leading consumer electronics and video distribution company.
First Quarter Earnings Conference Call
On Friday, May 2, 2008 at 8 a.m. PDT (11 a.m. EDT), Herbalife’s senior management team will host an investor conference call to discuss its first quarter 2008 financial results and provide an update on current business trends.
The dial-in number for this conference call for domestic callers is (866) 219-5268 and the dial-in number for international callers is (703) 639-1120. Live audio of the conference call will be simultaneously webcast in the Investor Relations section of the company’s Web site at http://ir.herbalife.com. An audio replay will be available following the completion of the conference call in MP3 format or by dialing (866) 837-8032 (domestic callers) and (703) 925-2474 (international callers) and entering access code 839975. The webcast of the teleconference will be archived and available on Herbalife’s Web site.
About Herbalife Ltd.

Herbalife Ltd. is a global network marketing company that sells weight-management, nutrition, and personal care products intended to support a healthy lifestyle. Herbalife products are sold in 65 countries through a network of over 1.8 million independent distributors. The company supports the Herbalife Family Foundation and its Casa Herbalife program to bring good nutrition to children. Please visit Herbalife Investor Relations for additional financial information.
Disclosure Regarding Forward-Looking Statements
Except for historical information contained herein, the matters set forth in this press release are “forward-looking statements.” All statements other than statements of historical fact are “forward-looking statements” for purposes of federal and state securities laws, including any projections of earnings, revenue or other financial items; any statements of the plans, strategies and objectives of management for future operations; any statements concerning proposed new services or developments; any statements regarding future economic conditions or performance; any statements of belief; and any statements of assumptions underlying any of the foregoing. Forward-looking statements may include the words, “may,” “will,” “estimate,” “intend,” “continue,” “believe,” “expect,” or “anticipate” and any other similar words.
Although we believe that the expectations reflected in any of our forward-looking statements are reasonable, actual results could differ materially from those projected or assumed in any of our forward-looking statements. Our future financial condition and results of operations, as well as any forward-looking statements, are subject to change and to inherent risks and uncertainties, such as those disclosed or incorporated by reference in our filings with the Securities and Exchange Commission. Important factors that could cause our actual results, performance and achievements, or industry results to differ materially from estimates or projections contained in our forward-looking statements include, among others, the following:
•	our relationship with, and our ability to influence the actions of, our distributors;

•	adverse publicity associated with our products or network marketing organization;

•	uncertainties relating to interpretation and enforcement of recently enacted legislation in China governing direct selling;

•	our inability to obtain the necessary licenses to expand our direct selling business in China;

•	adverse changes in the Chinese economy, Chinese legal system or Chinese governmental policies;

•	improper action by our employees or international distributors in violation of applicable law;

•	changing consumer preferences and demands;

•	loss or departure of any member of our senior management team which could negatively impact our distributor relations and operating results;

•	the competitive nature of our business;

•	regulatory matters governing our products, including potential governmental or regulatory actions concerning the safety or efficacy of our products, and network marketing program including the direct selling market in which we operate;

•	risks associated with operating internationally, including foreign exchange and devaluation risks;

•	our dependence on increased penetration of existing markets;

•	contractual limitations on our ability to expand our business;

•	our reliance on our information technology infrastructure and outside manufacturers;

•	the sufficiency of trademarks and other intellectual property rights;

•	product concentration;

•	our reliance on our management team;

•	uncertainties relating to the application of transfer pricing, duties, value added taxes and similar tax regulations;

•	taxation relating to our distributors;

•	product liability claims; and

•	whether we will purchase any of our shares in the open markets or otherwise.

RESULTS OF OPERATIONS:
Herbalife Ltd.
Consolidated Statements of Income
(Unaudited)
(In thousands, except per share data)

	Quarter Ended
	3/31/2008	3/31/2007
North America	$118,591	$104,515
Mexico & Cen Am	97,638	95,932
South America	102,001	60,893
EMEA	158,013	143,198
Asia Pacific	128,194	103,561

Worldwide net sales	604,437	508,099
Cost of Sales	117,666	107,283

Gross Profit	486,771	400,816
Royalty Overrides	212,720	180,260
SGA	184,400	149,428

Operating Income	89,651	71,128
Interest Expense — net	3,791	2,204

Income before income taxes	85,860	68,924
Income Taxes	23,493	27,744

Net Income	62,367	41,180

Basic Shares	64,381	71,722
Diluted Shares	67,200	74,943

Basic EPS	$0.97	$0.57

Diluted EPS	$0.93	$0.55

Herbalife Ltd.
Consolidated Balance Sheets
(In thousands)

	Mar 31,	Dec 31,
	2008	2007
	(unaudited)
ASSETS
Current Assets:
Cash & cash equivalents	$191,146	$187,407
Inventory, net	126,512	128,648
Other current assets	205,198	171,041

Total Current Assets	522,856	487,096

Property and equipment, net	135,724	121,027
Other Assets	37,777	37,583
Goodwill	111,481	111,477
Intangible assets, net	310,060	310,060

Total Assets	$1,117,898	$1,067,243

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	33,131	35,377
Royalty Overrides	126,654	127,227
Accrued expenses	183,754	168,150
Current portion of long term debt	3,856	4,661
Income taxes payable	30,035	28,604
Other current liabilities	18,424	11,599

Total Current Liabilities	395,854	375,618

Long-term debt, net of current portion	329,855	360,491
Other long-term liabilities	149,242	148,890

Total Liabilities	874,951	884,999

Shareholders’ equity:
Common shares	130	129
Additional paid in capital	188,582	160,872
Accumulated other comprehensive loss	(3,909)	(3,947)
Retained earnings	58,144	25,190

Total Shareholders’ Equity	242,947	182,244

Total Liabilities and Shareholders’ Equity	$1,117,898	$1,067,243

Herbalife Ltd
New Sales Leaders by Region
(Unaudited)

	3/31/2008	3/31/2007	% chg

EMEA	6,533	7,642	-14.5%
North America	9,010	9,008	0.0%
Mexico and Central America	7,644	7,181	6.4%
South America	12,491	8,877	40.7%
Asia Pacific (excluding China)	8,777	9,354	-6.2%

Sub-total Supervisors	44,455	42,062	5.7%

China Sales Employees	4,350	2,164	101.0%

Worldwide Sales Leaders	48,805	44,226	10.4%

Herbalife Ltd
Total Sales Leaders by Region
(Unaudited)

	3/31/2008	3/31/2007	% chg

EMEA	61,802	67,417	-8.3%
North America	67,749	57,690	17.4%
Mexico and Central America	65,161	65,693	-0.8%
South America	70,041	54,287	29.0%
Asia Pacific (excluding China)	60,180	59,649	0.9%

Sub-total Supervisors	324,933	304,736	6.6%

China Sales Employees	26,515	9,226	187.4%

Worldwide Sales Leaders	351,448	313,962	11.9%

Note: We refer to supervisors who qualified in 64 countries under our traditional marketing plan plus China sales employees collectively as ‘Sales Leaders’.

Herbalife Ltd
Volume Points by Region
(Unaudited)

Region	3/31/2008	3/31/2007	% chg

EMEA	137,104	140,445	-2.4%
North America	178,102	162,201	9.8%
Mexico and Central America	154,725	154,746	0.0%
South America	112,243	83,102	35.1%
Asia Pacific	126,997	110,209	15.2%

Worldwide	709,171	650,703	9.0%

SUPPLEMENTAL INFORMATION
SCHEDULE A: RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
(Unaudited)
1Q 2008 vs. 1Q 2007
The following is a reconciliation of net income, presented and reported in accordance with U.S. generally accepted accounting principles, to net income adjusted for certain items:

	Three Months Ending
	3/31/2008	3/31/2007
Net income, as reported	$62,367	$41,180

Expenses associated with realignment for growth initiative		989
Increase in tax reserves		3,565

Net income, as adjusted	$62,367	$45,734

The following is a reconciliation of diluted earnings per share, presented and reported in accordance with U.S. generally accepted accounting principles, to diluted earnings per share adjusted for certain items:

	Three Months Ending
	3/31/2008	3/31/2007
Diluted earnings per share, as reported	$0.93	$0.55

Expenses associated with realignment for growth initiative		0.01
Increase in tax reserves		0.05

Diluted earnings per share, as adjusted	$0.93	$0.61

Note: Amounts may not total due to rounding.

SCHEDULE B: FINANCIAL GUIDANCE
2008 Guidance
For the Three Months ending June 30, 2008 and Twelve Months Ending December 31, 2008

	Three Months Ending		Twelve Months Ending
	June 30, 2008		December 31, 2008
	Low	High	Low	High
Net sales growth vs. 2007	15%	17%	13%	15%
EPS (1) (2)	$0.89	$0.92	$3.52	$3.57
Cap Ex ($ mm’s)	$25MM	$27MM	$89MM	$92MM
Effective Tax Rate	29.5%	30.5%	30.5%	31.5%

(1)	Excludes the impact of expenses expected to be incurred in 2008 relating to the company’s realignment for growth initiative.

(2)	Excludes any accretion/dilution impact should the company elect to repurchase the remaining $67 million of its $450MM share repurchase program